NEW CENTURY PORTFOLIOS
                                 (THE "COMPANY")

                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                          PRINCIPAL FINANCIAL OFFICERS

I.    COVERED OFFICERS/PURPOSE OF THE CODE.

      This code of ethics (the "Code") applies to the Company's Principal Executive Officer and Principal Financial Officer (the "Covered Officers," each of whom are set forth in Exhibit A) for the purpose of promoting:

      o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

      o full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission (the "SEC") and in other public communications made by the Company;

      o     compliance  with  applicable   laws  and   governmental   rules  and
            regulations;

      o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

      o     accountability for adherence to the Code.

      Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ANY ACTUAL OR APPARENT CONFLICT OF INTEREST.

      OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his or her service to, the Company. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company.

      Certain conflicts of interest arise out of the relationships between Covered Officers and the Company and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the "1940 Act") and the Investment Advisers Act of 1940 (the "Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of certain securities or other property) with the Company because of their status as "affiliated persons" of the Company. The Company and its investment adviser and principal underwriter have compliance programs and procedures that are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace those programs and procedures, and such conflicts fall outside of the parameters of this Code.(1)

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(1) The  Company,  its  investment  adviser and its  principal  underwriter  are subject to a separate code of ethics that conforms to the provisions of Rule 17j-1 of the 1940 Act. Such other codes address additional topics, have separate reporting and clearance requirements and applies to additional persons. Covered Officers are required to adhere to the requirements of both this Code and their applicable code adopted pursuant to Rule 17j-1 under the 1940 Act.


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      The Covered  Officers are also owners,  officers  and/or  employees of the
Company's investment adviser, Weston Financial Group, Inc. Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Company and its investment adviser. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Company or for the investment adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the investment adviser and the Company. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Company and the investment adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Company. Thus, if performed in conformity with the provisions of the 1940 Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Board of Directors of the Company (the "Board") that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

      Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions in the 1940 Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under this Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Company.

                                *    *    *    *

      Each Covered Officer must:

      o not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Company whereby the Covered Officer would benefit personally to the detriment of the Company;

      o not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Company.

      There are some conflict of interest situations that require approval by the chief compliance officer of the Company(2) or the Company' Board. There are other such situations that warrant disclosure to the Company's Board, if material. Examples of these include:(3)

      o service as a director on the board of any public company must be approved in writing by the Board based upon a determination that such other board service would not be inconsistent with the interests of the Company or its shareholders;

      o     the receipt of any gifts of more than a DE MINIMUS value;

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Section V of this Code deals with  situations  where this Code may conflict with the  provisions  of another code  adopted  pursuant to Rule 17j-1 under the 1940
Act.

(2) If the Company's chief compliance officer is a Covered Officer, the issue should be discussed with another appropriate party. Examples of other, appropriate parties are persons associated with the Company that have sufficient status within the Company to engender respect for the Code and the authority to adequately deal with the Covered Officers subject to the Code regardless of their stature in the Company. For example, it may be appropriate to deal with a partner of the Company's investment adviser. Other examples include an attorney from Greenberg Traurig, LLP, counsel to the Company and to the members of the Board who are not "interested persons," as that term is defined in the 1940 Act; and members of the Company's Audit Committee.

(3) Any activity or relationship that would present a conflict for a Covered Officer would likely also present a conflict for the Covered Officer if a member of the Covered Officer's family engages in such an activity or has such a relationship.


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

      o the receipt of any entertainment from any company with which the Company has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

      o any ownership interest in, or any consulting or employment relationship with, any of the Company's service providers, other than its investment adviser, principal underwriter, administrator, or any affiliated person thereof;

      o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Company for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment with the Company, the Investment Adviser, Broker Dealer or Insurance Agency, such as compensation or equity ownership.

III.  DISCLOSURE AND COMPLIANCE.

      o Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Company;

      o each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's Board and auditors, and to governmental regulators and self-regulatory organizations;

      o each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Company and the investment adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the SEC and in other public communications made by the Company; and

      o it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.   REPORTING AND ACCOUNTABILITY.

      Each Covered Officer must:

      o upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he or she has received, read, and understands the Code;

      o annually thereafter affirm to the Board that he or she has complied with the requirements of this Code;

      o not retaliate against any other Covered Officer or any employees of the Company or their affiliated persons for reports of potential violations that are made in good faith; and

      o notify the Audit Committee promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.


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

      The chief compliance officer of the Company is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.(4) However, any approvals or waivers (5) sought by the Principal Executive Officer will be considered by the Audit Committee of the Company.

      The Company will follow these procedures in investigating and enforcing this Code:

      o the chief compliance officer will take all appropriate action to investigate any potential violations reported to her;

      o if, after such investigation, the chief compliance officer believes that no violation has occurred, the chief compliance officer is not required to take any further action;

      o any matter that the chief compliance officer believes is a violation will be reported to the Audit Committee;

      o if the Audit Committee concurs that a violation has occurred, it will inform and make a recommendation to the entire Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer;

      o the Audit Committee will be responsible for granting waivers, as appropriate; and

      o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.    OTHER POLICIES AND PROCEDURES.

      This Code shall be the sole code of ethics adopted by the Company for the purposes of Section 406 of the Sarbanes -- Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Company, the investment adviser, the principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Company's and its investment adviser's and principal underwriter's codes of ethics under Rule 17j-l under the 1940 Act, and any investment adviser's or principal underwriter's more detailed policies and procedures set forth in compliance manuals or codes of procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code.

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(4) The chief compliance officer is authorized to consult, as appropriate,  with the partners of the Company's investment adviser, the Audit Committee of the Company, counsel to such Company and counsel to the members of the Board who are not "interested persons" (as that term is defined in the 1940 Act), and is encouraged to do so.

(5) Item 2 of Form N-CSR defines "waiver" as "the approval by the registrant of a material departure from a provision of the code of ethics" and "implicit waiver," which must also be disclosed, as "the registrant's failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer" of the registrant.

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

VI.   AMENDMENTS.

      Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board.

VII.  CONFIDENTIALITY.

      All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board and its counsel.

VIII. INTERNAL USE.

      The Code is intended solely for the internal use by the Company and does not constitute an admission, by or on behalf of the Company, as to any fact, circumstance, or legal conclusion.


ADOPTED ON SEPTEMBER 18, 2003


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

                                    EXHIBIT A

                     PERSONS COVERED BY THIS CODE OF ETHICS


             Wayne M. Grzecki President and Chief Executive Officer

       Nicole M. Tremblay Chief Financial Officer, Treasurer and Secretary

                       Susan K. Arnold Assistant Treasurer


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